Exhibit 99.1

MjLink Announces George Jage as President

Mr. Jage brings 25 years of executive experience, most recently as CEO of Dope Magazine and President of Marijuana Business Daily

DENVER, CO – January 03, 2019 – MjLink.com, Inc., a wholly owned subsidiary of Social Life Network, Inc. (OTCQB: WDLF), announced today the addition of Mr. George Jage as its President. MjLink.com is an A.I. and Blockchain powered cannabis social network technology company that launched one of the first cannabis social network platforms in the United States and Canada, back in early 2013.

In an 8-K that Social Life Network submitted on September 25th, 2018, the Company announced the incorporation of MjLink.com, Inc., a wholly owned subsidiary that is planning an IPO on a Canadian exchange in 2019.

Today, George Jage was appointed as the President of MjLink, replacing D. Scott Karnedy who will now assume the role of COO for MjLink. Mr. Jage brings 25 years of executive experience, most recently as CEO of Dope Magazine and President of Marijuana Business Daily.

“George comes with decades of experience in media leadership and fast-growth event development,” says Ken Tapp, CEO of Social Life Network, Inc. “He had successfully launched, built, and exited Off-Price Specialist Show, World Tea Media, and the Healthy Beverage Expo. He was the lead executive and driving force behind the development of Marijuana Business Daily and the success of MJBizCon from 2014 through 2017 and most recently George took the helm at Dope Media and successfully negotiated the acquisition by the High Times Holding Corp. His events have been recognized by Tradeshow Week (2006, 2008, 2009) and Tradeshow Executive (2016, 2017) as one of the fastest growing events in the U.S. He has been awarded UNLV’s Jerry Valen Award of Distinction (2010) and the Nevada Entrepreneur Award (2008), and named as the Trade Show Elite (2013) and Gourmet News’s Top 20 Under 40 (2006),” adds Tapp.

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. They launched their first social network, WeedLife.com, in the cannabis and hemp industry in 2013, and have since launched niche e-commerce social networks to meet the growing demand for social technology in the residential Real Estate industry and many sports verticals including Golf, Cycling, Tennis, Soccer, Hunting & Fishing world-wide. For more information, visit https://www.SocialNetwork.ai

Disclaimer

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company's or MjLink’s future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink public in Canada. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations

IR@Social-Life-Network.com

855-933-3277